News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4995

KIRKLAND’S DIRECTORS AND OFFICERS PURCHASE
SHARES OF COMMON STOCK
Brings Board and Management Ownership to 30% of Company

JACKSON, Tenn. (September 10, 2008) – Kirkland’s, Inc. (NASDAQ: KIRK) announced today that three directors of the Company and two members of its senior management team have agreed to purchase a total of 3,849,032 shares of Kirkland’s common stock from funds affiliated with Advent International Corporation. The shares represent Advent’s remaining ownership in the Company. The purchase is expected to be completed within the next two weeks.

The shares are being purchased by Carl Kirkland, co-founder and director of Kirkland’s, Robert E. Alderson, Kirkland’s President, Chief Executive Officer and director, W. Michael Madden, Senior Vice President and Chief Financial Officer, and independent directors Ralph T. Parks and Murray M. Spain.

Mr. Alderson commented, “The acquisition of Advent’s remaining shares by directors and officers of Kirkland’s demonstrates our confidence in the Company’s future and the commitment to seeing our strategic plan through to a successful completion. Advent was an early investor in our company, and we thank them for the substantial support and guidance they have provided Kirkland’s through the years.”

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 323 stores in 34 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 1, 2008. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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431 Smith Lane ¦ Jackson, Tennessee 38301 ¦ (731) 988-3600